UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

WHX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York		10580
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (914) 925-4413

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to rule 15a-12 under the Exchange Act (17 CFR 240.15a-12)
[ ]	Pre-commencement communications pursuant to Rule 15d-2(b) under the Exchange Act (17 CFR 240.15d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 24, 2005, Handy & Harman (“H & H”), a wholly-owned subsidiary of WHX Corporation (“WHX”), and certain of H & H’s subsidiaries amended its Loan and Security Agreement with Wachovia Bank, National Association (the “Revolving Credit Facility”) and its Loan and Security Agreement with Steel Partners II, L.P. (the “Tranche B Term Loan”). The amendments were made in connection with a loan and security agreement entered by H & H’s wholly-owned subsidiary, OMG, Inc., with Sovereign Bank dated as of January 24, 2006 secured by a mortgage on OMG, Inc.’s real property pursuant to which an $8,000,000 term loan has been made available to OMG, Inc. The Revolving Credit Facility was amended to change the definitions of “Reserves” and “Event of Default” to reflect the loan agreement entered into by OMG, Inc. The Tranche B Term Loan was amended to increase the indebtedness covenant and to change the definition of “Event of Default” to reflect the loan agreement entered into by OMG, Inc. Substantially all of the other terms and conditions of the Revolving Credit Facility and Tranche B Term Loan continue without amendment.

Steel Partners II, L.P. is the beneficial holder of 5,029,793 shares of WHX’s common stock, representing approximately 50% of the outstanding shares. Warren G. Lichtenstein, Chairman of the Board of WHX, is the sole managing member of the general partner of Steel Partners II, L.P. In addition, Glen M. Kassan (Director and Chief Executive Officer of WHX), John Quicke (Director and Vice President of WHX) and Jack L. Howard and Josh Schector (Directors of WHX) are employees of Steel Partners, Ltd., an affiliate of Steel Partners II, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHX CORPORATION

Dated: January 30, 2006	By:	/s/ Robert Hynes
	Name:	Robert Hynes
	Title:	Chief Financial Officer